                                    AGREEMENT

        This Agreement is made by and between American Custom Components, Inc., a Nevada corporation (the "Company") and Generation Capital Associates, a New York limited partnership (the "Investor") effective as of September 29, 1997.

               The parties hereto agree as follows:

        The Company is hereby offering to Investor the opportunity to purchase securities, consisting of the Company's Convertible Notes (the "Notes"), issuable in amounts not less than $100,000 per Note unless the purchase bringing the total to $1,000,000 requires a lower amount (with the first such Note subscribed at not less than $200,000 principal amount). Each of the Notes shall be convertible into Shares of Common Stock at a conversion price equal to the greater of: (i) Eighty Three Percent (83%) of the Closing Bid Price of the Common Stock on the business date immediately preceding the Conversion Date, or
(ii) Four Dollars and Ninety Eight Cents ($4.98). The Notes shall be in substantially the form attached hereto as Exhibit A, the terms of which are hereby incorporated herein as if such Note were fully set forth herein. Terms not otherwise defined herein shall be as set forth in the Note. The Company hereby acknowledges and agrees that Investor shall have 20 trading days after the date of this Agreement to purchase up to an aggregate of $1,000,000 principal amount of Notes. The Company further acknowledges and agrees that Investor has no obligation to purchase any amount of Notes pursuant to this Agreement until and at such time that it agrees in writing to do so and purchases a Note or Notes from the Company.

        IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have executed this Agreement as of September 29, 1997.

                                 AMERICAN CUSTOM COMPONENTS, INC.



                                 By:  /s/Martin Tony Walk
                                   ---------------------------------
                                    Martin Tony Walk, Chief Executive Officer



                                 GENERATION CAPITAL ASSOCIATES

                                 By:  /s/ Frank E. Hart
                                   ---------------------------------
                                    Frank Hart, General Partner


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                                     WAIVER


        In connection with that certain agreement (the "Agreement") dated as of September 29, 1997 between American Custom Components, Inc. ("ACC") and Generation Capital Associates ("GCA"), the undersigned on behalf of ACC hereby waives the requirement in the Agreement that the initial Convertible Note be in an original principal amount of not less than $200,000.00 and amends such provision to require the initial Convertible Note to be in an original principal amount of not less than $74,000.00. Except as otherwise amended herein, the terms of the Agreement shall remain in full force and effect and this waiver shall not constitute a waiver of any other term or condition in the Agreement.

        this waiver is effective as of this 6th day of October 1997.

                        AMERICAN CUSTOM COMPONENTS, INC.


                                    By:  /s/ Inge Lundegaard
                                        -----------------------------
                                        Inge Lundegaard
                                        Chief Financial Officer